Exhibit 10.13

Executive Severance Arrangements

Onvia’s Board of Directors approved a severance package in July 2010 for the then executives of the Company, including Irvine Alpert, Naveen Rajkumar and Cameron Way. Upon termination of employment with Onvia without cause or by the executive for good reason, these executives will receive six months of (i) base salary, and (ii) medical and dental insurance benefits. Upon a change in control transaction, one hundred percent of the then-unvested options granted to these executives shall vest if such options are not assumed by the successor corporation (twenty-five percent if such options are assumed). If such options are assumed and the executive’s employment is either terminated other than for cause or good reason within twelve (12) months of a change of control transaction, one hundred percent of the executive’s then-unvested options shall vest and become exercisable.